Exhibit 99.2


                   CHART STUDIO PUBLISHING & TRUDY CORPORATION
                           MEMORANDUM OF UNDERSTANDING

Memorandum of Agreement (hereinafter called the "MOU")

February 19, 2004

Between:

Trudy Corporation, doing business under the trade names, Soundprints and Studio Mouse, having its principal offices at 353 Main Avenue, Norwalk, CT, 06851-1552, U.S.A., hereinafter called "Trudy," of the one part,

And:

Chart Studio Publishing (PTY) Ltd., Portion 58 Kromdraai, Krugersdorp, 1740 Gauteng, South Africa hereinafter called "Chart," of the other part,

Concerning:

Studio Mouse, LLC, a Connecticut limited liability company, having its principal offices at 353 Main Avenue, Norwalk, CT, 06851-1552, U.S.A., hereinafter called "Studio Mouse."

Witnessing that:

Chart Studio currently holds an option to acquire 50% of Studio Mouse provided that certain criteria are met, per the Memorandum of Understanding dated August 20, 2002 between Trudy and Chart (the "8/20/02 MOU");

And:

Trudy intends to merge the operations of Studio Mouse with those of Trudy, and to merge the legal entity, Studio Mouse, into and with Trudy under applicable law (the "Merger");

Whereby it is now mutually agreed as follows:

1. Timing: The operations of Studio Mouse shall be merged with Trudy, and the legal entity, Studio Mouse, shall be merged into and with Trudy, prior to Chart's application for approval of equity participation in Trudy to the Reserve Bank of South Africa (Chart's equity participation in both Studio Mouse and Trudy are subject to approval by the Reserve Bank of South Africa). Studio Mouse shall be merged with Trudy by no later than April 1, 2004.

2. Equity: Upon the completion of 1) the Merger, 2) approval by the Reserve Bank of South Africa of Chart's participation, and 3) compliance with all applicable state and federal laws in the United States, including, but not limited to, the federal securities laws, for the sum of US$25,000, paid in full by Chart to Trudy, Chart shall receive:

          (a) Shares, restricted as to transfer, equal to 30% of the total number of shares of Common Stock of Trudy, issued and outstanding on a fully diluted basis immediately after and including issuance of such 30% to Chart, in consideration of (i) forgiveness of the loan from Chart to Studio Mouse, currently in the amount of US$444,852, and (ii) cancellation of Chart's option to acquire 50% of Studio Mouse and iii) the contribution by Chart to Trudy of certain formats, designated by Chart, which shall assist in generating incremental revenues for Trudy within 12 months of signature of this Memorandum of Understanding. Chart's contribution to the business of Trudy shall also consist of the following: A) Agreement to refrain from acquiring licenses for the territory of North America per Clause 8 of this Memorandum of Understanding, B) Access to sample-making facilities, C) Access to logistics facilities as currently exist at Chart, and D) Access to design services. Access to theses items listed in Clause 2(a)iii (B), (C) and (D) to be provided at Chart's cost, to be supported by a certificate of audit upon Trudy's request.

          (b) An additional 3% equity interest in Trudy, for a total of 33% of the total number of shares of Common Stock of Trudy, issued and outstanding on a fully diluted basis immediately after and including issuance of such 3% to Chart; provided that Chart, using Chart sales personnel (a new Trudy product sales manager to be hired by Chart no later than April 1, 2004, and supervised by Warrick Schroder), generates not less than US$750,000.00 in non-returnable net invoiced sales, at a gross margin of 40% after any applicable freight charges, of existing or new Soundprints or Studio Mouse licensed Disney and Smithsonian or generic content for Trudy within a territory consisting of the world outside of North America, within 12 months from the date of execution of this Memorandum of Understanding. Such sales shall be commissionable at 5% of net invoiced value to Chart for all sales up to US$750,000.00. Any such sales of US$750,001.00 to US$1,500,000.00 shall be commissionable at 7%. Any such sales of US$1,500,001.00 and above shall be commissionable at 10% providing that each sale is non-returnable and yields Trudy a minimum gross margin of 40% after any applicable freight charges. For any completed sales US$1,500.001.00 and above at a gross margin below 40% after any applicable freight charges, the commissions due to Chart shall be adjusted on a prorata basis. Such commission arrangement to be renewable by mutual consent at the completion of the 12 month period stated in this Clause 2(b). By way of example, for the avoidance of doubt, if completed sales are in the amount of US$1,000,000.00 and the gross margin is 30% (in lieu of 40%), the percentage commission due to Chart shall be adjusted downward by 1/4, reflecting the reduction of gross margin from 40% to 30% or 1/4 (25%) of the total gross margin, therefore the 7% commission payable on the US$1,000,000.00 would be reduced 1/4 to 5.25%. All commissions to be payable thirty
               (30) days from receipt of payment by Trudy for such sales. This 3% equity shall be granted upon the completion of the requirements set forth in this Clause 2(b) and such shares shall be restricted as to transfer.

          (c) Chart shall submit to the Reserve Bank of South Africa an application for approval of equity participation in Trudy by no later than April 30, 2004. Chart shall in good faith prepare such application to the best of its ability for expeditious approval. In the event that Chart fails to obtain the approval of the Reserve Bank of South Africa as contemplated herein by December 31, 2004, Trudy shall have no further obligation under the terms and provisions of the 8/20/02 MOU and in consideration of the termination thereof, Trudy agrees to pay Chart 30% of 900% of Trudy's earnings (Trudy to include Studio Mouse as a result of the Merger no later than April 1, 2004) before interest, tax, depreciation and amortization (EBITDA) for the 12 months ending August 31, 2004, to include consolidated financial statements of Trudy and Studio Mouse prior to the merger of Trudy and Studio

               Mouse to take place no later than April 1, 2004. In no event shall such payment be less than $444,852, which amount shall be due and payable on August 20, 2007.

3. Trudy Bank and Shareholder Loans: On February 5, 2004, Trudy entered into an agreement with Westport National Bank for a US$750,000 revolving credit facility and a US$300,000 term loan, both of which are secured by the accounts receivable of Studio Mouse and Trudy and by a second and third mortgage on the warehouse and office facility at 353 Main Avenue, Norwalk, Connecticut, owned by Noreast Management LLC and leased to Trudy under an agreement expiring June 30, 2004. In acknowledging the foregoing, Chart agrees to provide not later than July 1, 2004 its written guarantee to Westport National Bank of the repayment by Trudy of 30% of the outstanding principal and interest relating to such 30% of the US$750,000 revolving credit facility and to arrange for the issuance of an irrevocable Letter of Credit, payable at a U.S. bank of Trudy's election, in an amount equal to 30% of the outstanding principal of this loan, which Letter of Credit shall constitute security for Chart's guarantee. In the event of a collection by the bank of assets securing the US$750,000 line, the assets of Trudy currently pledged, such as receivables, shall be collected by the bank to satisfy the loan guarantee prior to the collection of the Letter of Credit issued by Chart mentioned herein. In addition, not later than July 1, 2004, Chart shall provide Trudy with written confirmation that it shall be indebted to Trudy and Noreast Management, LLC for 30% of the US$300,000 loan. Trudy agrees that wherever possible and prudent, Trudy shall seek to pay down the equity lines mentioned herein in favor of factoring at advantageous interest rates. Furthermore, Trudy agrees (as provided under the law of Delaware, the state of Trudy's incorporation) that the encumbrance of additional debt by Trudy, whether secured or not by the assets of Trudy, shall be subject to a vote of the board of directors, such board to include the Chart-appointed directors noted in Clause 5 of this Memorandum of Understanding. Any such board resolutions concerning additional debt to Trudy require a majority vote to pass. In no instance shall Trudy exceed a debt to equity ratio of 2:1 without unanimous consent of the board of directors, all shareholder loans as of the date of this Agreement to be considered equity. In no instance shall the board of directors be able to require additional shareholder loans or equity investment be made in Trudy without the consent of the shareholder(s) in question.

4. Strategic Publishing Initiatives (Capex Needs): On November 18, 2003, Soundprints entered into a work for hire agreement in the amount of US$160,000 (amount subject partially to fluctuations in applicable exchange rates) to recreate 60 Mother Goose Nursery Rhymes (to which Trudy will own the intellectual property for world wide distribution). On January 30, 2004, Soundprints entered into a deal memo with WGBH for the worldwide master license for books, audio and plush toys to for the property PEEP and the Big Wide World. The memo calls for a total advance against royalties of US$117,000 over the three-year term of the license. In acknowledging the foregoing and understanding that there will be future capital needs, Chart agrees to fund such initiatives to the extent of their equity interest, subject to unanimous consent of the Board of Directors, such board to include the Chart-appointed directors noted in clause 5 of this Memorandum of Understanding. Trudy and Chart further agree that should unanimous consent not be granted, other potential sources of capital expenditure funding can be sought, such as operating surpluses or additional debt or equity funding, subject to Clauses 3 and 9 of this Memorandum of Understanding.

5. Board Positions: Trudy agrees to accept certain members of Chart's choosing to be elected to the Board of Directors of Trudy Corporation such that a nine (9) member Trudy board would include three (3) elected members of Chart's choosing, or a seven (7) member Trudy board would include two (2) elected members of Chart's choosing. Trudy and Chart agree that upon the later of August 31, 2004 or 30 days from the date of approval by the Reserve Bank of South Africa of Chart Studio's equity participation in Trudy, such approval to be received no later than December 31, 2004, the Trudy board, including the two (2) Chart-nominated members mentioned above, shall consist of seven (7) total members. Telephonic participation by any board member in a Trudy board meeting shall contribute to meeting quorum requirements. Chart agrees to elect one (1) member of Trudy's Board of Directors as a member of the Board of Directors of one or more of Chart's business interests outside of South Africa not later than 30 days from receipt of approval by the Reserve bank of South Africa.

6. Subordination of Burnham Debt: Alice and William Burnham debt shall be subordinated to all other debt instruments and shall be subject to a repayment schedule with the approval of Chart and any bank creditor. Alice and William Burnham may convert all or a portion of their Trudy debt to equity at their sole discretion.

7. Competitive Relationship: Chart agrees not enter into any licensed product agreements specific to North American distribution with the understanding that licensed product is the purview of Trudy. Trudy agrees that it shall not produce or distribute with licensed content any product originally produced and distributed by Chart prior to receipt of express written consent of Chart. Trudy and Chart shall act in utmost good faith in ensuring that each party does not produce products or adaptations or modifications of products with key identifiable elements that may reasonably be seen as competing with a product of either party. Failure to comply with the aforementioned shall be deemed a material breach of this Memorandum of Understanding.

8. Strategic Planning: Strategic planning meetings, to include product development and sales strategy, among other topics, shall occur at least three (3) times per year and may coincide with Board meetings of either party.

9. Pre-emptive Rights: Chart shall be granted pre-emptive rights in respect of future sales by Trudy of shares of its Common Stock in order to give Chart the right to prevent dilution of its percentage equity ownership of Trudy.

10. Law and Jurisdiction: The validity, construction and performance of this Agreement shall be governed and interpreted in accordance with the laws of the state of Connecticut.

11. Complete Understanding: This Agreement represents the complete understanding of the parties and it supersedes all prior agreements, written or oral, relating to the subject matter hereof. This Agreement may not be changed except by written instrument, executed by Trudy and Chart. The parties hereby acknowledge that they contemplate entering into a more detailed agreement, but until such time as a more detailed agreement is executed, this Memorandum of Understanding shall serve as the whole and complete understanding between the parties. Each party hereto represents and warrants that it is authorized to enter into this Agreement under all applicable law and in accordance with such party's governing documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first written above.

TRUDY CORPORATION

By /s/ WILLIAM W. BURNHAM                         February 19, 2004
   -----------------------------------------      -------------------------
   William W. Burnham, President                  Date


CHART STUDIO PUBLISHING LTD

By /s/ WARRICK SCHRODER                           February 19, 2004
   -----------------------------------------      -------------------------
   Warrick Schroder, Chief Executive Officer      Date